As filed with the Securities and Exchange Commission on April 6, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
SPRINT NEXTEL CORPORATION
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation or organization)	48-0457967 (I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas 66251
(Address of principal executive offices) (Zip Code)
________________________

SPRINT NEXTEL CORPORATION
1988 EMPLOYEES STOCK PURCHASE PLAN
(Full title of the Plan)
________________________

Charlie R. Wunsch, Esq.
General Counsel and Corporate Secretary
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
(800) 829-0965
(Name, address and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer (Do not check if smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed Maxmimum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Not applicable	Not applicable	Not applicable	Not applicable	Not applicable

This Registration Statement as originally filed by Sprint Nextel Corporation (“Sprint”) related to the offering of 10,000,000 shares of FON Common Stock and 40,000,000 shares of PCS Common Stock issuable under the 1988 Employees Stock Purchase Plan (the “Plan”).

    On February 28, 2004, Sprint's Board of Directors approved the recombination of the PCS Common Stock and the FON Common Stock, effective on April 23, 2004 (the "Recombination Date"). Following the recombination of the PCS Common Stock and the FON Common Stock, the remaining shares of PCS Common Stock were deregistered.

    In connection with the merger of Nextel Communications, Inc. with and into a subsidiary of Sprint in August 2005, Sprint amended its Articles of Incorporation to change its name to Sprint Nextel Corporation and to redesignate its FON Common Stock as common stock.

Because all of the 10,000,000 shares of Sprint common stock registered on this Registration Statement that could be offered and sold under the Plan has been sold, this Registration Statement can be terminated. As a result, Sprint hereby files this Post-Effective Amendment to terminate its Form S-8 Registration Statement File Number 333-105244. Shares of Sprint common stock that may currently be offered and sold under the Plan have been registered under the Securities Act of 1933 on the following Registration Statements on Form S-8, File No. 333-115607, filed with the Commission on May 19, 2004 and File No. 333-159330, filed with the Commission on May 19, 2009. These Registration Statement remains effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 6th day of April, 2012.

SPRINT NEXTEL CORPORATION

By     /s/ Timothy P. O'Grady
Timothy P. O'Grady,
Vice President and Assistant Secretary

Name	Title		Date

*	President, Chief Executive Officer & Director	)
(Daniel E. Hesse)	(Principal Executive Officer))
)
)
*	Chief Financial Officer	)	April 6, 2012
(Joseph J. Euteneuer)	(Principal Financial Officer)	) )
)
*	Vice President & Controller	)
(Ryan H. Siurek)	(Principal Accounting Officer))
)
)
*	Chairman of the Board	)
(James H. Hance, Jr.))
)
)
*		)
(Robert R. Bennett)	Director	)
)
)
*		)
(Gordon M. Bethune)	Director	)
)
)
*		)
(Larry C. Glasscock)	Director	)
)
)
*	Director	)
(V. Janet Hill))

)
)
*	Director	)
(Frank Ianna))
)
)
*	Director	)
(Sven-Christer Nilsson))
)
)
	Director	)
(William R. Nuti))
)
)
*	Director	)
(Rodney O'Neal))

The undersigned by signing his name hereto does sign and execute this registration statement on Form S-8 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Timothy P. O'Grady
Attorney-in-Fact

EXHIBIT INDEX

(24) Power of Attorney

Power of Attorney	24